EXHIBIT 23.1

                       CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8 No. 333-____________) of Public Storage, Inc. pertaining to the Storage Trust Realty 1994 Share Incentive Plan and to the incorporation by reference therein of our report dated February 10, 1999 (except for Note 10, as to which the report is dated March 10, 1999) with respect to the consolidated financial statements and schedule of Public Storage, Inc. in its Annual Report on Form 10-K for the year ended December 31, 1998 filed with the Securities and Exchange Commission.

                                       /s/ ERNST & YOUNG LLP


Los Angeles, California
March 31, 1999